EXHIBIT 4.1
DESCRIPTION OF CENTENE COMMON STOCK

Authorized Capital Stock of Centene

The Centene amended and restated certificate of incorporation provides that the total number of shares of capital stock which may be issued by Centene is 810,000,000, consisting of 800,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share.

Voting Rights

The holders of Centene common stock are entitled to one vote on each matter submitted for their vote at any meeting of Centene stockholders for each share of Centene common stock held as of the record date for the meeting, including the election of directors. Holders of Centene common stock do not have cumulative voting rights.

Generally, the affirmative vote of the holders of a majority of the total number of votes cast of Centene capital stock represented at a meeting and entitled to vote on a matter is required in order to approve such matter.

Liquidation Rights

In the event that Centene is liquidated, dissolved or wound up, the holders of Centene common stock will be entitled to share ratably in all assets remaining after the payment of liabilities, subject to any rights of holders of Centene preferred stock prior to distribution.

Dividends

Subject to any preference rights of holders of Centene preferred stock, the holders of Centene common stock are entitled to receive dividends and other distributions in cash, stock or property, if any, declared from time to time by the Centene Board out of legally available funds.

Fully Paid and Non-Assessable

All outstanding shares of Centene common stock are fully paid and non-assessable.

No Preemptive Rights or Conversion Rights

The Centene common stock has no preemptive or conversion rights or other subscription rights.

No Redemption Rights or Sinking Fund

No redemption or sinking fund provisions apply to the Centene common stock.

NYSE Listing

Centene common stock is listed on the NYSE under the symbol "CNC."

Transfer Agent and Registrar

The transfer agent and registrar for the Centene common stock is Broadridge Corporate Issuer Solutions, Inc.

Anti-takeover Provisions

Some of the provisions in the Centene amended and restated certificate of incorporation, the Centene amended and restated by-laws and the General Corporation Law of the State of Delaware ("DGCL") could have the following effects, among others:

•delaying, deferring or preventing a change in control of Centene;
•delaying, deferring or preventing the removal of Centene's existing management or directors;
•deterring potential acquirers from making an offer to the Centene stockholders; and
•limiting the Centene stockholders' opportunity to realize premiums over prevailing market prices of Centene common stock in connection with offers by potential acquirers.

The following is a summary of some of the provisions in the Centene amended and restated certificate of incorporation and the Centene amended and restated by-laws that could have the effects described above. Centene believes that the benefits of increased protection of its potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure Centene outweigh the disadvantages of discouraging takeover or acquisition proposals because negotiation of these proposals could result in an improvement of their terms.

Delaware Business Combination Statute

Centene must comply with Section 203 of the DGCL, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner or certain other exceptions are met. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to an interested stockholder. An "interested stockholder" includes a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock. The existence of this provision generally will have an anti-takeover effect for transactions not approved in advance by the Centene Board, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Actions at Meetings of Stockholders; Special Meetings

Centene’s amended and restated certificate of incorporation and amended and restated by-laws provide that a special meetings of stockholders may be called at any time by either (i) the Chairman of the Board of Directors, if there be one, (ii) the Chief Executive Officer, (iii) the Board of Directors or (iv) subject to certain terms and conditions, a stockholder, or a group of stockholders, holding at least 10% of the outstanding shares of Centene's common stock. The business transacted at a special meeting shall be limited to the purpose or purposes stated in the notice of the meeting.

Action by Written Consent

Centene’s amended and restated certificate of incorporation and amended and restated by-laws require that any action required or permitted to be taken by stockholders at an annual or special meeting may be taken by written consent, but only if such action is taken in accordance with the DGCL and Centene's amended and restated certificate of incorporation and amended and restated by-laws. Any stockholder seeking to have the stockholders take an action by written consent must request that a record date be fixed for such purpose by submitted a written notice signed by stockholders holding at least 10% of the voting power of the shares of capital stock entitled to vote on such action.

Board of Directors

Centene’s amended and restated certificate of incorporation and amended and restated by-laws provide that the term of office of all directors serving as of September 27, 2022 will expire at the 2023 annual of meeting of stockholders and each person elected as a director after September 27, 2022, whether to succeed a person whose term of office as a director has expired or to full any vacancy, will be elected for a term expiring at the next annual meeting of stockholders.

Directors, and Not Stockholders, Fix the Size of the Centene Board

Centene’s amended and restated certificate of incorporation and amended and restated by-laws provide that the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the Centene Board, but in no event will it consist of less than five nor more than 14 directors.

Board Vacancies to Be Filled by Remaining Directors and Not Stockholders

Under Centene’s amended and restated certificate of incorporation and amended and restated by-laws, any vacancy on the Centene Board created by any reason prior to the expiration of the term in which the vacancy occurs will be filled by a majority of the remaining directors, even if less than a quorum. A director elected to fill a vacancy will be elected for the unexpired term of his or her predecessor.

Advance Notice for Stockholder Proposals

Centene’s amended and restated by-laws contain provisions requiring that advance notice be delivered to Centene of any business to be brought by a stockholder before an annual meeting and providing for procedures to be followed by Centene stockholders in nominating persons for election to the Centene Board. Ordinarily, the stockholder must give notice not less than 120 days nor more than 150 days prior to the anniversary date of the immediately preceding annual meeting; provided, however, that in the event that the date of the meeting is not within 30 days before or 70 days after such date, notice by the stockholder must be received no earlier than 120 days prior to such meeting and no later than the later of 70 days prior to the meeting or the 10th day following the day on which public disclosure of the date of the annual meeting was first made by Centene. The notice must include a description of the proposal, the reasons for the proposal, and other specified matters. The Centene Board may reject any proposals that have not followed these procedures.

Limitation on Liability of Directors; Indemnification

Centene’s amended and restated certificate of incorporation provides that no director shall be personally liable to Centene or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. If the DGCL is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of directors shall be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Centene’s amended and restated certificate of incorporation further provides that any repeal or modification of this limitation of liability by the Centene stockholders shall not adversely affect any right or protection of a director of Centene existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

Centene’s amended and restated certificate of incorporation requires that Centene indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and that such right to indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and personal and legal representatives. Except for proceedings to enforce rights to indemnification, however, Centene shall not be obligated to indemnify in connection with a proceeding (or part thereof) if such director, officer or successor in interest initiated such proceeding (or part thereof) unless such proceeding was authorized or consented to by the Centene Board. The right to indemnification includes the right to be paid the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition. Any repeal or modification by the stockholders of indemnification or advancement rights shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of Centene existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

The Centene Board may in its discretion provide rights to indemnification and to the advancement of expenses to employees and agents of Centene similar to those described above.

The inclusion of these provisions in the Centene amended and restated certificate of incorporation and amended and restated by-laws may have the effect of reducing the likelihood of derivative litigation against Centene’s directors and may discourage or deter Centene or its stockholders from bringing a lawsuit against Centene’s directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited Centene and its stockholders.

General Provisions Related to Centene Preferred Stock

The following is a description of general terms and provisions of the Centene preferred stock. All of the terms of the Centene preferred stock are, or will be contained in Centene’s amended and restated certificate of incorporation, or in one or more certificates of designation relating to each series of the preferred stock.

The Centene Board is authorized, without further stockholder approval but subject to applicable rules of the NYSE and any limitations prescribed by law, to issue up to ten million shares of preferred stock from time to time. The Centene Board has the discretion to provide for the issuance of all or any shares of preferred stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the board of directors providing for the issuance of such class or series, including, without limitation, the authority to provide that any such class or series may be:

•subject to redemption at such time or times and at such price or prices;
•entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series;
•entitled to such rights upon the dissolution of Centene or upon any distribution of Centene’s assets; or
•convertible into, or exchangeable for, shares of any other class or classes of stock or of any other series of the same or any other class or classes of stock of Centene at such price or prices or at such rates of exchange and with such adjustments as the board may determine.

The purpose of authorizing the Centene Board to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock may provide desirable flexibility in connection with possible acquisitions and other corporate purposes, but could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of Centene’s outstanding voting stock.

Certain Effects of Authorized but Unissued Stock

Centene may issue additional shares of common stock or preferred stock without stockholder approval, subject to applicable rules of the NYSE and Delaware law, for a variety of corporate purposes, including future public or private offerings to raise additional capital, corporate acquisitions, and employee benefit plans and equity grants. The existence of unissued and unreserved common and preferred stock may enable Centene to issue shares to persons who are friendly to current management, which could discourage an attempt to obtain control of Centene by means of a proxy contest, tender offer, merger or otherwise. Centene will not solicit approval of its stockholders for issuance of common and preferred stock unless the Centene Board believes that approval is advisable or is required by applicable rules of the NYSE or Delaware law.